Exhibit 99.1

INLAND AMERICAN REAL ESTATE TRUST, INC.

2009 ANNUAL REPORT

Dear Fellow Stockholders:

In 2009, the Inland American management team spent the year positioning the company to navigate these troubled economic times, to take advantage of the opportunities that are emerging, and to capitalize on the next phase of growth.  Through every economic cycle over the past 40 years, Inland has established a track record of protecting and preserving our investors’ capital — and Inland American continues to build upon this reputation.  We quickly recognized the difficult issues of the recession and dealt with them early on and we believe we have firmly positioned ourselves for growth in 2010 and beyond.

A Year of Significant Achievements

At Inland American, we seek to invest in real estate assets that we believe will produce attractive current yields and long-term risk-adjusted returns to our stockholders, and to generate sustainable cash flow from our operations to fund distributions to our stockholders.  In 2009, several significant achievements kept us moving forward toward those goals.

•      We closed the primary offering in April of 2009, after having raised approximately $8.5 billion in gross offering proceeds.

•      We addressed virtually all 2010 debt maturities, having retired, refinanced or secured new lending commitments for approximately $684 million in maturing debt.

•      We selectively acquired approximately $1 billion in high-quality commercial real estate assets, which we believe will provide an attractive source of income and strong shareholder equity for years to come.

•      As of December 31, 2009, we had approximately $500 million in cash on hand.

Portfolio of High Quality Assets

The Company’s well-diversified portfolio consists primarily of core real estate in the retail, office, industrial, lodging and multi-family segments, which constitute approximately 81% of our total asset base.  This includes 944 properties representing approximately 42 million square feet, 15,121 hotel rooms and 9,481 multi-family units.  The balance of the portfolio consists of joint ventures, notes receivable, marketable securities, developments and cash.

Despite the current economic realities that have impacted commercial real estate owners, Inland American has maintained strong occupancy results throughout our portfolio.  The occupancy for the year ended December 31, 2009 for our lodging properties was 65%, compared to the industry average of 55%.  Our retail portfolio was 93% occupied, our office portfolio was 96% occupied, our industrial portfolio was 96% occupied and our multi-family portfolio was 84% occupied.

Balance Sheet Stability

While access to capital for commercial real estate transactions and mortgage financing has improved, it is generally restricted to companies with strong balance sheets and high quality assets.  Our ability to retire $684 million in 2010 debt maturities and acquire $1 billion in core income-producing real estate assets is, in our opinion, a strong indication of Inland American’s favorable position in the marketplace and a testament to our conservative management philosophy.

We think additional acquisition opportunities may emerge, as distressed owners are forced to sell their properties at decreased prices to companies with available cash and access to debt financing.  Over the coming quarters, we expect to see continued favorable asset pricing.

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Future Growth

With future growth in mind, it is important that we remain prudent with your invested capital and continue to maintain a strong cash position.  In 2009, we distributed $405.3 million to our common stockholders, or $.50 per share on an annualized basis, all of which was funded from the cash flow generated from operations, joint venture distributions and excess cash flow from prior years.

While some improvements in broader economic conditions have been noted, credit market disruptions and general lack of liquidity continue to constrain users and owners of commercial real estate.  We are watching these conditions closely, and feel that we are well-positioned to successfully execute our strategic business plan.

Webcast Monday, April 19, 2010

We are pleased to announce that all stockholders can join us for our live 2009 year-end webcast presentation on Monday, April 19, 2010 at 11:00 AM CT.  Register at www.inlandamerican.com.

As always, we appreciate your support and investment in Inland American Real Estate Trust, Inc.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks
Chairman of the Board

Certain statements in this letter constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Similarly, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to Inland American’s financial performance, investment strategy and portfolio, cash flows and growth prospects are forward-looking statements.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on their knowledge and understanding of the business and industry, the economy and other future conditions.  These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.  Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in Inland American’s Annual Report on Form 10-K . Inland American intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Inland American undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.